Exhibit (a)(5)(J)

Team Purple –

We are writing to address some questions we have received related to the pending acquisition of Inari by Stryker, which was announced on January 6, 2025.

As part of the acquisition, Equiniti Trust has mailed Tender Offer documents to Inari shareholders. You are a shareholder if you purchased shares on the open market or through our Employee Stock Purchase Plan (ESPP), or if you have received equity awards from Inari in the past that have vested into or been exercised for shares.

Please note:

•	The Tender Offer is an offer by Stryker to purchase shares of Inari directly from shareholders for $80/share.

•

To tender your shares, please complete and mail the Letter of Transmittal enclosed in the tender offer documents as instructed to be delivered to Equiniti Trust by 5:00 pm ET on Thursday, February 13th, 2025. If you have questions about the tender offer documents, please contact the Information Agent for the Offer: Innisfree at 877-750-8334.

•

If you do not tender your shares, and assuming all closing conditions for the transaction are met, you will still receive $80/share at the close. However, tendering means you may receive payment for your shares a few days earlier than if you do not tender.

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The Tender Offer does not apply to any restricted stock units or options that you may hold. If you hold unvested restricted stock units or unexercised options, those will be cashed out and paid through Company payroll within five business days following the closing based on the $80/share offer price (less the applicable exercise price, with respect to options).

We encourage you to refer to the FAQs posted to Purple Planet here for additional information about the pending transaction.

Thank you,

Inari Total Rewards

Forward-Looking Statements

This communication may contain “forward-looking statements” that are subject to substantial risks and uncertainties. Forward-looking statements contained in this communication may be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of Inari and members of its management team. Forward-looking statements may include, without limitation, statements about the closing of the proposed acquisition of Inari and the expected benefits of such transaction. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements.

Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Inari’s stockholders will tender their stock in the tender offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived on the anticipated timeframe or at all, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of the transaction on relationships with employees, other business partners or governmental entities; the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the impact of competitive products and pricing; other business effects, including the effects of industry, economic or political conditions outside of Inari’s control; transaction costs; the risk of litigation and/or regulatory actions related to the proposed transaction; actual or contingent liabilities; and other risks and uncertainties detailed from time to time in Inari’s periodic and other reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K.

All forward-looking statements contained in this communication are based on information available to Inari as of the date hereof and are made only as of the date of this release. Inari undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing Inari’s views as of any date subsequent to the date of this communication. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Inari.

Additional Information and Where to Find It

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Inari. On January 17, 2025, Stryker Corporation (“Stryker”) and Eagle 1 Merger Sub, Inc., a wholly owned subsidiary of Stryker, filed a Tender Offer Statement on Schedule TO with the SEC in connection with Stryker’s pending acquisition of Inari, and, on January 17, 2025, Inari filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The offer to purchase shares of Inari common stock is being made only pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INARI’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS AMENDED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Tender Offer Statement and the Solicitation/Recommendation Statement are available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Stryker or Inari. Copies of the documents filed with the SEC by Inari will be available free of charge under the “Company Information—Investors” section of Inari’s website at inarimedical.com.

Inari files annual, quarterly and current reports, proxy statements and other information with the SEC. Inari’s filings with the SEC are available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.